CNX RESOURCES CORPORATION

CNX Center

1000 CONSOL Energy Drive, Suite 400

Canonsburg, Pennsylvania 15317-6506

(724) 485-4000

August 26, 2020

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-4628

Attn:	Anuja A. Majmudar
Attorney-Advisor

Re:	CNX Resources Corporation
Registration Statement on Form S-4
File No. 333-244742

Ladies and Gentlemen:

CNX Resources Corporation (the “Registrant”) hereby requests, pursuant to Rule 461 of the rules and regulations promulgated under the Securities Act of 1933, as amended, the acceleration of the effective date of the above-captioned Registration Statement to 2:00 P.M., Washington, D.C. time, on August 28, 2020 or as soon as practicable thereafter, unless the Registrant notifies you otherwise prior to such time.

Thank you for your assistance in this matter.

[Signature Page follows]

Very truly yours,

CNX RESOURCES CORPORATION

By:	/s/ Donald W. Rush
Donald W. Rush
Chief Financial Officer

Cc:	Stephanie L. Gill, Vice President, General Counsel and Corporate Secretary, CNX Resources Corporation

Nick S. Dhesi, Latham & Watkins LLP